Exhibit 99.1

PFENEX INC.

Notice to Optionholders and Other Frequently Asked Questions Regarding the Merger

August 21, 2020

As you know, on August 10, 2020, Pfenex Inc. (“Pfenex”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ligand Pharmaceuticals Incorporated (“Ligand”), and certain other parties. Under the Merger Agreement, Ligand will cause its wholly-owned subsidiary to launch a tender offer to acquire all of the outstanding shares of Pfenex’s common stock and, if the tender offer is successful, Pfenex will be merged into this subsidiary resulting in Pfenex becoming a wholly owned subsidiary of Ligand (such transactions, the “Merger”).

This FAQ provides answers to some of the most commonly-asked questions Pfenex has received since the Merger was announced. After reviewing this FAQ, if you have any questions please contact Dave Pollak.

Treatment of Pfenex Shares

How will my Shares be treated in the Merger?

If you hold shares of Pfenex common stock (each, a “Share”), including Shares acquired from the exercise of Pfenex stock options (each, an “Option”) or under Pfenex’s Employee Stock Purchase Plan (“ESPP”), you will be given the opportunity to participate in a tender offer to exchange each Share for the right to receive (A) $12.00 (the “Cash Consideration”) plus (B) a contingent value right of $2.00 per share that is payable if we receive a TE rating prior to December 31, 2021 as further specified in the Merger Agreement and related documents (the “CVR Consideration,” and together with the Cash Consideration, the “Merger Consideration”).

In the event that you do not participate in the tender offer and the tender offer is successful, your Shares will be cancelled on the effective time of the Merger in exchange for the right to receive the Merger Consideration.

Please consult the forthcoming Solicitation/Recommendation Statement on Schedule 14D-9 (the “Offer to Purchase”) that is expected to be filed with the U.S. Securities and Exchange Commission for further information.

Can I sell my Shares prior to the effective time of the Merger (other than in connection with the tender offer)?

Yes, but only during an open trading window, and subject to compliance with Pfenex’s insider trading policy. The trading window is currently closed. Pfenex’s next open trading window is set to begin after the filing of the Solicitation/Recommendation on Schedule 14D-9.

If I sell my Shares prior to the effective time of the Merger (other than in the tender offer), do I receive the Merger Consideration?

No. If you sell your Shares prior to the effective time of the Merger (including any shares you acquire from the exercise of Options), you will not be the owner of those Shares as of immediately prior to the effective time of the Merger and you will not be eligible to receive the Merger Consideration, including the CVR Consideration. Instead, you will only receive the price for which you sell such Shares.

If I hold Shares and sell them in the tender offer or if I don’t sell them and they are cancelled at the effective time of the Merger, how will I receive the $12.00 per share Cash Consideration?

All of the details regarding how to sell your Shares and the treatment of any Shares not sold in the Offer will be included in the forthcoming Offer to Purchase.

What are the U.S. federal tax implications of receiving Merger Consideration in exchange for my Shares?

The U.S. federal tax implications with respect to the sale of Shares in the tender offer or the Merger are complex. Please consult the tax discussion in the forthcoming Offer to Purchase. In addition, if you have acquired Shares from the exercise of Options or purchases under the ESPP, there may be additional U.S. federal tax implications to consider. You are strongly encouraged to consult with your own financial advisor.

Treatment of Pfenex Options

How will my Options be treated in the Merger?

At the effective time of the Merger, each Option that is outstanding and unexercised as of immediately prior to the effective time of the Merger will accelerate in full and become fully vested, and, if such Option has a per share exercise price that is equal to or less than $12.00 per share, such Option will be cancelled and converted into the right to receive, with respect to each Share subject to the Option, an amount in cash equal to the sum of:

•	$12.00 minus the per share exercise price of the Option (referred to as the “Option Cash Consideration”), plus

•	the CVR Consideration (together, with the Option Cash Consideration, the “Option Consideration”).

The Option Consideration will be payable to you in accordance with the Merger Agreement, without interest and less any applicable withholdings.

Each Option that has a per share exercise price that is greater than $12.00 per share will be cancelled at the effective time of the Merger for no consideration.

If I do not exercise my Options before the effective time of the Merger, when will I receive the Option Cash Consideration?

Yes. If your Options have an exercise price of $12.00 per share or less and are cancelled at the effective time of the Merger, you will be paid the Option Cash Consideration in accordance with Pfenex’s normal payroll processes, as promptly as practicable (and in no event later than the first payroll date of Pfenex after the effective time of the Merger). If your Options have an exercise price of more than $12.00 per share, you will not receive any consideration for your Options.

Do I have to exercise my Options or take any other action in order to receive the Option Consideration?

No. In general, you do not need to exercise your Options or take any other actions to receive the Option Consideration in respect of your Options, if any.

However, if your Options are expected to terminate prior to the effective time of the Merger, including because your employment with the Company terminates before the effective time of the Merger and your Options will expire before the effective time of the Merger as a result, then, in order to receive any consideration with respect to your Options, you must exercise your Options before they terminate.

Can I exercise my Options prior to the effective time of the Merger?

Yes, but you must do so before the effective time of the Merger. You may exercise your Options by completing the exercise procedures, and making arrangements for the payment of the exercise price and any applicable tax withholding amounts due. You may not sell Shares to cover the cost of the exercise price and any applicable tax withholding unless such sale occurs during an open trading window and is in compliance with Pfenex’s insider trading policy. Shares issued pursuant to the exercise of Options are referred to herein as “Option Shares.”

However, as described below, if you exercise your Options prior to the effective time of the Merger, you may recognize income upon exercise in excess of (A) the amount you actually receive with respect to your Shares and (B) the amount you would have recognized had you left your Options unexercised. You are strongly encouraged to consult your financial advisor before exercising Options before the effective time of the Merger.

If I do not exercise my Options before the effective time of the Merger, what are the U.S. federal tax implications?

Upon receiving the Option Cash Consideration or CVR Consideration, if any, in exchange for the cancellation of your Options, you generally will recognize ordinary income in the amount you receive at the time it is paid to you. If you are or were a Pfenex employee at the time the Option was granted to you, the payments will constitute wages and will be subject to the applicable federal and state income, employment and other applicable withholdings. If you are subject to taxation outside of the U.S., you should consult your tax adviser for any different tax implications.

If your Options have an exercise price per share greater than $12.00, you will not be entitled to receive the Option Cash Consideration or CVR Consideration and will not have any tax consequences as a result of the cancellation of those Options at the effective time of the Merger.

If I exercise my Options before the effective time of the Merger, what are the U.S. federal tax implications?

The U.S. federal tax implications of exercising your Option prior to the effective time of the Merger generally will be as described in the paragraph below. The description below assumes that the Merger will be consummated and that such consummation will occur less than one year following the date that you exercise your Option.

In connection with the exercise or disposition of your Option Shares, you will recognize ordinary income that is determined by reference to the price at which the Company’s common stock is trading on the date of exercise and if your Option is a nonstatutory stock option for U.S. tax purposes, will be subject to applicable tax withholding on the date of exercise. For example, if the fair market value of a Share on the date you exercise is $12.70, then you will recognize ordinary income equal to $12.70 minus the per share exercise price of your Option. However, unless and until the CVR Consideration milestone is achieved, you will only receive $12.00 with respect to each Share you sell in the tender offer or that is cancelled at the effective time of the Merger. As a result, under this example, you will be paying ordinary income tax on amounts that are greater than the amount payable at the effective time of the Merger, and, if the milestone related to the CVR Consideration is not achieved, then on amounts that are greater than what you will ultimately receive for a Share in the Merger. You are strongly encouraged to consult a financial advisor before exercising your Option.

2020 Annual Bonus

How does the Merger impact my 2020 annual bonus?

In general, if the Merger closes in the 2020 calendar year, as is expected, you will remain eligible to receive 100% of your 2020 annual target bonus if you remain employed through the date bonuses are paid or if your employment with Pfenex is involuntarily terminated under certain circumstances before that time. The payment of the bonus is expected to be in the first quarter of 2021, at the same time as other Ligand employees, but no later than March 15, 2021. For the avoidance of doubt, the payment referenced above is the only payment you are eligible to receive in connection with your 2020 annual bonus.

Compensation and Benefits

How does the Merger impact my compensation and benefits?

Prior to the effective time of the Merger, there is no impact to your base compensation, benefits, and other terms of your employment. Ligand intends to keep your base salary at levels no less favorable than your base salary for at least one-year post-transaction. In addition, for at least one-year post transaction, your compensation and benefits will be no less favorable, in the aggregate, than the compensation and benefits payable to similarly situated employees of Ligand. It is expected that accrued but unused vacation as of immediately before the effective time of the Merger will be credited for any continuing employees. Details on all these matters will be provided to you at a later date.

Will Ligand provide service credit for my service with Pfenex?

Yes. If your employment continues following the effective time of the Merger, you generally will receive credit for any service with Pfenex for participation in any Ligand employee benefit programs, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation, sick time or paid time off accrual and severance pay entitlement). Details on all these matters will be provided to you at a later date.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Pfenex Inc. (“Pfenex”) by Ligand Pharmaceuticals Incorporated (“Parent”), Pelican Acquisition Sub, Inc. (“Acquisition Sub”), a wholly owned subsidiary of Parent will commence a tender offer for all of the outstanding shares of Pfenex. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Pfenex. It is also not a substitute for the tender offer materials that Parent and Acquisition Sub will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent and Acquisition Sub will file tender offer materials on Schedule TO with the SEC, and Pfenex will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY PFENEX’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Pfenex’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Pfenex’s stockholders by contacting Pfenex at InvestorRelations@pfenex.com or by phone at (858) 352-4400, or by visiting Pfenex’s website (www.pfenex.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Pfenex with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. PFENEX’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT AND ACQUISITION SUB OR PFENEX WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND PFENEX.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Pfenex’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the outcome of legal proceedings that may be instituted against Pfenex and/or others relating to the transaction; the possibility that competing offers will be made, risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; as well as those described in cautionary statements contained elsewhere herein and in Pfenex’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Pfenex’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent and Acquisition Sub, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Pfenex. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Pfenex’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Pfenex assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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